Exhibit 99.05

SoftNet Technology Generates Record December and 4th Quarter Revenue

Iselin , N.J. , January 9, 2007

SoftNet Technology Corp. (OTC BB: STTC.OB - News) (German WKN: A0B7RZ) reports preliminary and un-audited results for December and the 4th Quarter 2006 and is pleased to announce that STTC is quickly approaching profitability.

The strength of the December results pushed SoftNet’s quarterly run rate to nearly $2M. A quarterly record for the Company and puts the Company at an annual run rate of nearly $8M heading into 2007.  The continued and steady growth the Company has experienced the last few months, is expected to provide for continued record results for the foreseeable future. “The results are quite an achievement for the Company, considering the challenges of transition, acquisition integration, and organizational changes the Company successfully executed during the 4th Quarter. The results also enabled the Company to approach profitability, the Company’s primary goal” said Jim Booth- CEO.

Sales for the month of December appear to be a monthly record for that month based on preliminary calculations.  STTC is pleased to report revenue at approximately $630,000, well above the $600,000 forecasted for the month in spite of the seasonality dip resulting from the reduced number of billing days due to the holidays. The Company’s original internal goal was exceeded by 20% and is the result of an extraordinary effort by the sales team.

The Company experienced increased revenue in nearly all IT Consulting Practices and channels, with nearly all geographic branch offices contributing to the growth during the 4th quarter. Most notably were the increases recorded in the Data Storage and Telecom Practices, as well as SMB. While growth was experienced nationally, the Dallas , TX branch experienced significant gains with existing clients and the addition of a new client, Sarcom. The SMB branch successfully completed the pilot program with a major national electronic and IT retailer, and is finalizing expansion plans with the client into new markets and locations.

“When the revenue results are finalized we will report them in a more detailed and complete report. Based on the preliminary results, the pipeline the sales team has generated, and on going discussions with several nationally recognized companies; we are very optimistic that 2007 will be another record breaking year” reported Jim Booth.

Please visit our website at http://www.softnettechnology.com for more information or for Investor Relations; please contact the company directly at 908-212-1799, option 7, James Booth-CEO, or by e-mail at: investorrelations@softnettc.com

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Source: SoftNet Technology Corp.
investorrelations@softnettc.com